CITICORP
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                    YEAR ENDED DECEMBER 31,

EXCLUDING INTEREST ON DEPOSITS:          1999    1998     1997     1996     1995
                                       ------  ------   ------   ------   ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)           3,925   4,162    4,042    3,911    4,574
     INTEREST FACTOR IN RENT EXPENSE      205     190      169      159      150
                                       ------  ------   ------   ------   ------

        TOTAL FIXED CHARGES             4,130   4,352    4,211    4,070    4,724
                                       ------  ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES                8,293   4,916    6,109    6,377    5,929
     FIXED CHARGES                      4,130   4,352    4,211    4,070    4,724
                                       ------  ------   ------   ------   ------

        TOTAL INCOME                   12,423   9,268   10,320   10,447   10,653
                                       ======  ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS      3.01    2.13     2.45     2.57     2.26
                                       ======  ======   ======   ======   ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                  14,700  15,671   13,655   12,885   13,476
     INTEREST FACTOR IN RENT EXPENSE      205     190      169      159      150
                                       ------  ------   ------   ------   ------

        TOTAL FIXED CHARGES            14,905  15,861   13,824   13,044   13,626
                                       ------  ------   ------   ------   ------

INCOME:
     INCOME BEFORE TAXES                8,293   4,916    6,109    6,377    5,929
     FIXED CHARGES                     14,905  15,861   13,824   13,044   13,626
                                       ------  ------   ------   ------   ------

        TOTAL INCOME                   23,198  20,777   19,933   19,421   19,555
                                       ======  ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS      1.56    1.31     1.44     1.49     1.44
                                       ======  ======   ======   ======   ======

On August 4, 1999, CitiFinancial Credit Company (CCC), an indirect wholly-owned subsidiary of Citigroup Inc., became a subsidiary of Citicorp Banking Corporation, a wholly-owned subsidiary of Citicorp. Citicorp has issued a guarantee of all outstanding long-term debt and commercial paper of CCC. All prior periods have been restated to include the results of CCC.